EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:
Report of Independent Accountants

To the Board of Trustees and Shareholders of Kalmar Pooled Investment Trust

In planning and performing our audit of the financial statements of Kalmar Pooled Investment Trust, comprised of Kalmar "Groth-with-Value" Small Cap Fund (the "Fund") for the year ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 30, 2002



EXHIBIT B:
Sub-Item Q1: Exhibits
a. Amendment No. 1 to Amended and Restated Declaration of Trust of Kalmar Pooled Investment Trust.


                             Amendment No. 1
                                 to
                  Amended and Restated Declaration of Trust
                                 of
                      Kalmar Pooled Investment Trust


This Amendment No. 1 to the Amended and Restated
Declaration of Trust of Kalmar Pooled Investment Trust (the "Amendment") amends, effective as of August 21, 2001, the Amended and Restated Declaration of Trust of Kalmar Pooled Investment Trust, dated as of November 1, 2000 (the "Agreement").
WHEREAS, Section 4 of Article VIII provides that the Agreement may be amended by a majority of the Trustees of the Trust; and
WHEREAS, the Trustees of the Trust desire to amend the Agreement to modify the terms of Section 3 of Article VI, NOW THEREFORE, the Agreement is hereby amended as follows:
1. Section 3 of Article VI is hereby amended and restated in its entirety to read as follows:


"
Section 3.	Redemptions at the Option of the Trust.
  The Trust shall have the right, at its option, upon 60 days notice to the affected Shareholder at any time to redeem Shares of any Shareholder at the net asset value thereof as described in Section 1 of this Article
VI: (i) if at such time such Shareholder owns Shares of any Series having an aggregate net asset value of less than a minimum value determined from time to time by the Trustees; or (ii) to the extent that such Shareholder owns Shares of a Series equal to or in excess of a maximum percentage of the outstanding
Shares of such Series determined from time to time by the Trustees; or (iii) to the extent that such Shareholder owns Shares equal to or in excess of a maximum percentage, determined from time to time by the Trustees, of the outstanding Shares of the Trust."
2. Unless defined herein, each capitalized term used in this Amendment shall have the meaning given it in the Agreement.
3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Trustees named below do hereby make and enter into this Amended No. 1 to the Amended and Restated Declaration of Trust of Kalmar Pooled Investment Trust as of the 21 day of August, 2001.

/s/Ford B. Draper, Jr.
Ford B. Draper, Jr.

/s/Wendell Fenton
Wendell Fenton

/s/Nicholas A.Giordano
Nicholas A. Giordano

/s/David M. Reese, Jr.
David M. Reese, Jr.

/s/David D. Wakefield
David D. Wakefield